PRESS RELEASE

January 30, 2004

(10:00 AM for Immediate Release)

Chemung Financial Reports 2003 Earnings

Chemung Financial Corporation, parent holding company of Elmira based Chemung Canal Trust Company and CFS Group, Inc., reported 4th quarter net income of $2.535 million vs. year-earlier results of $1.599 million, an increase of 58.5%. Earnings per share for the quarter totaled $0.66 as compared with $0.41 a year ago, an increase of 61.0% on approximately 36,000 fewer average shares outstanding.

Net income for 2003 totaled $6.953 million vs. $6.540 million for the previous year, an increase of 6.3%. Earnings per share increased 9.6% from $1.66 to $1.82 per share on approximately 108,000 fewer average shares outstanding.

In a prepared statement released Friday morning, Jan P. Updegraff, President & CEO, stated:

"The marked improvement in fourth quarter earnings as compared to year-earlier results is primarily related to an $883 thousand reduction in our provision for loan loss expense from $1.233 million in the fourth quarter of 2002 to $350 thousand in the fourth quarter of 2003, as well as a $670 thousand increase in non-interest income. While total non-performing loans decreased from $12.994 million at year-end 2002 to $12.331 million at December 31, 2003, total loans in non-accrual status increased from $9.345 million to $11.727 million. The decrease in total non-performing loans is primarily related to a $3.1 million decrease in troubled debt restructurings. This decrease was offset primarily by the above increase in non-accrual loans. During the first three quarters of 2003, in response to continuing loan quality issues, we increased our provision for loan loss expense significantly, which resulted in an increase in our allowance for loan losses from $7.674 million at year-end 2002 to $9.784 million at September 30, 2003, with the year-end 2003 allowance totaling $9.848 million. At 79.9% of total non-performing loans, management believes that the current allowance for loan loss is adequate to absorb probable loan losses on existing loans, which resulted in the above noted reduction in the provision for loan loss expense in the fourth quarter of 2003 as compared to the same period in 2002.

Despite the challenges posed by the continuing low interest rate environment and weakness in our local economy throughout 2003, our net income for the year rose $413 thousand or 6.3%, due primarily to a $2.965 million increase in non-interest income as well as a $386 thousand reduction in operating expenses. Net interest income decreased $1.205 million, related primarily to lower interest rates, as well as a decrease in average loan volume. Due to loan quality issues, the provision for loan loss expense was increased $1.417 million in 2003 to $4.7 million as compared to $3.283 million in 2002. The increase in non-interest income was impacted by a $1.643 million increase in securities gains related primarily to the sale of a corporate bond during 2003. During 2002, this bond had been downgraded to below investment grade status by nationally recognized rating agencies, which necessitated a write-down to its then existing estimated fair value. This resulted in a $1.0 million charge to pre-tax earnings during 2002. During 2003, this bond was sold, with the Corporation recognizing $950 thousand in pre-tax gains."

Chemung Financial Corporation is a $747 million asset financial holding company that provides financial services to individuals, businesses and municipalities in Chemung, Steuben, Schuyler, Tioga and Broome counties, as well as the northern tier of Pennsylvania.

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. The Company assumes no duty, and specifically disclaims any obligation to update forward-looking statements, and cautions that these statements are subject to numerous assumptions, risk, and uncertainties, all of which could change over time. Actual results could differ materially from forward-looking statements.